Exhibit 10.9

February 25, 2021

Mr. Jaime Ellertson

Address

Address

Re:Amended and Restated Letter Agreement

Dear Jaime:

This letter amends and restates the terms of your employment agreement with Everbridge, Inc. (the “Company”) dated July 26, 2012 (the “Agreement”). Capitalized terms used without definition herein shall have the meaning assigned to such terms in the Agreement.

This letter agreement (this "Agreement'') will set forth the terms of your engagement as the Chairman of the Board of Directors of Everbridge, Inc. (the "Company''). This Agreement hereby supersedes any and all previous agreements relating to your employment relationship with the Company. The terms of your position with the Company are as set forth below and will be subject to this Agreement and any other agreements or documentation required hereunder, by you and the Company.

1.	Engagement.

(a)Title and Duties. Subject to the terms and conditions of this Agreement, the Company will engage you as the Chairman of the Board of Directors of the Company (the "Board"), beginning on January 1, 2021. You shall do and perform all services, acts or things necessary or advisable in such capacity as determined by the Board, and as further described in the Company’s Amended and Restated Bylaws.

(b)Best Efforts. For so long as you are engaged as Chairman of the Board hereunder, you shall at all times faithfully, industriously and to the best of your ability, experience and talent, perform all of your duties and responsibilities hereunder. In furtherance of, and not in limitation of the foregoing, during the term of your engagement as Chairman of the Board, you further agree that you shall not render commercial or professional services of any nature, including as a founder, advisor, to any person or organization that is principally involved in critical event management.

(c)Location. Unless the parties hereto otherwise agree in writing, during the term of this Agreement, the Company shall provide you with office space and an executive assistant at the Company's Massachusetts offices, currently located in Burlington, Massachusetts; provided, however, that the Company may from time to time require you to travel temporarily to other locations in connection with the Company's business. The Company also will provide you with access to your existing personal computer and related productivity tools (email, etc.) to execute your duties as Chairman of the Board.

Phone: +1-818-230-9700

Fax: +1-818-230-9505

25 Corporate Drive

Burlington, MA 01803

www.everbridge.com

2.Compensation. During the term of your engagement as Chairman of the Board, the Company will pay you the compensation set for you by the Board. For the period from January 1, 2021 to June 30, 2022, you will receive an annual retainer of $180,000. Beginning on July 1, 2022, the annual retainer will be decreased to $150,000. The retainer will be paid quarterly, consistent with the payment terms for the retainer paid to other non-employee directors. You also have received a grant of Restricted Stock Units under the Company’s 2016 Equity Incentive Plan valued at $6,000,000.00 with $3,000,000.00 vesting on December 31, 2021 and the other $3,000,000.00 vesting on December 31, 2022. All of your other existing equity grants will continue to vest in accordance with their terms.

(a)Expenses. During the term of your engagement as Chairman of the Board, the Company shall reimburse you for all reasonable and documented expenses incurred by you in the performance of your duties under this Agreement in accordance with Company policy, including Business Class airfare for flights exceeding three hours in duration.

(b)Benefits. As a member of the Board, you will be eligible to receive the same benefits as other members of the Board, including indemnification and directors and officers insurance coverage.

3.	Confidential and Proprietary Information.

(a)Proprietary Information and Inventions Agreement. You acknowledge and agree to continue to abide by the Company's Proprietary Information and Inventions Agreement previously signed by you and the Company. In furtherance, and not in limitation of the provisions thereof, you agree, during the term hereof and thereafter, that you shall take all steps reasonably necessary to hold the Company's proprietary information in trust and confidence, will not use proprietary information in any manner or for any purpose not expressly set forth in this Agreement, and will not (other than in the performance of the services to the Company as herein contemplated), disclose any such proprietary information to any third party without first obtaining the Company's express written consent on a case-by-case basis.

(b)Third Party Information. You understand that the Company has received, and will in the future receive, from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and use it only for certain limited purposes. You agree to hold Third Party Information in confidence and not to disclose to anyone (other than the Company's personnel who need to know such information in connection with their work for the Company) or to use, except in connection with the performance of your services to the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

4.	Arbitration of Disputes; Voluntary Nature of Agreement.

(a)Arbitration. Except as provided for any action arising out of any violation of the Inventions Agreement or any excluded claims and remedies under state law, you and the

Company both agree that any disputes of any kind whatsoever arising out of or relating to any breach of this Agreement, shall be subject to final and binding arbitration, in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 4 shall be specifically enforceable. Notwithstanding the foregoing, this Section 4 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 4. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you relating to or arising from, the termination of your engagement with the Company, except for any action arising out of the Inventions Agreement.

(b)Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you acknowledge that you have been advised by the Company to seek the advice of an attorney of your choice before signing this Agreement and you agree that you have been provided such an opportunity.

5.	General.

(a)Entire Agreement. Amendment and Waiver. This Agreement, together with the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(b)Notices. Any notice, request, instruction or other document required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the following address of such party or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto in accordance with the provisions hereof:

If to the Company:Everbridge, Inc.

25 Corporate Drive

Burlington, MA 01803

If to you:Jaime Ellertson

Address

Address

(c)Availability of Injunctive Relief. The parties hereto agree that, notwithstanding anything to the contrary herein contained, any party may petition a court for injunctive relief where either party alleges or claims a violation of this Agreement or the Inventions Agreement or any other agreement regarding trade secrets, confidential information or nonsolicitation. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(d)Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(e)Governing Law. This Agreement, and the rights and obligations of the parties hereunder, will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(t) Taxes. All payments to you under this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

(g)Severability. The finding by an arbitrator or a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such arbitrator or court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

(h)Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel to the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(i)Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, you shall deliver to the Company any and all equipment, and, at the election of the Company, either deliver or destroy, and certify thereto, any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies, extracts and summaries thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information (as defined in the Inventions Agreement) of the Company.

(j)Survival. The provisions of Sections 3, 4 and 5, and the provisions of the Inventions Agreement, shall survive termination of this Agreement.

(k)Representations and Warranties.By signing this Agreement, you represent and warrant that (i) you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and (ii) your execution and performance of this Agreement shall not violate or breach any other agreements between you and any other person or entity. You further represent and warrant that you will not, during the term hereof, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, the agreements referenced herein and the Company's policies.

(l)Trade Secrets of Others. It is the understanding of both the Company and you that you shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including your former employers, nor shall the Company seek to elicit from you any such information. Consistent with the foregoing, you shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

(m)Telecopy Execution and Delivery.A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile telecopy or other reproduction hereof.

(n)Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS BELOW]

EVERBRIDGE, INC.

Letter Agreement -- Counterpart Signature Page

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

EVERBRIDGE, INC.

By:   /s/ David Meredith

David Meredith

Chief Executive Officer

ACCEPTED AND AGREED TO BY:

_/s/ Jaime Ellertson___________

Jaime Ellertson

Date: February 26, 2021